Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2005 Equity Incentive Plan and the 2005 Non-Employee Directors’ Stock Option Plan of Hoku Scientific, Inc. of our reports dated June 12, 2009, with respect to the consolidated financial statements of Hoku Scientific, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended March 31, 2009, and the effectiveness of internal control over financial reporting of Hoku Scientific, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Honolulu, Hawaii
August 10, 2009